EXHIBIT 99.1

ENGlobal Regains Compliance with Nasdaq Minimum Bid Price Requirement

HOUSTON, TX / ACCESSWIRE / December 19, 2023 / ENGlobal Corporation (“ENGlobal” or the “Company”) (Nasdaq: ENG), a provider of innovative engineering project solutions for the energy industry, today announced that the Company received notice from The Nasdaq Stock Market, LLC (“Nasdaq”), dated December 15, 2023, informing ENGlobal that it has regained compliance with the minimum bid price requirement as set forth under Nasdaq Listing Rule 5550(a)(2) for continued listing on Nasdaq.

As previously disclosed, on December 21, 2022, Nasdaq notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Nasdaq listing rules. As previously disclosed on June 28, 2023, Nasdaq notified the Company that it had until December 18, 2023, to regain compliance by maintaining a minimum closing bid price of $1.00 or more for a minimum of 10 consecutive trading days. The Nasdaq notice states that Nasdaq has determined that for the 10 consecutive business days, from December 1, 2023 to December 14, 2023, the closing bid price of the Company’s common stock has been at $1.00 per share or greater. Accordingly, Nasdaq has confirmed that the Company has regained compliance with Listing Rule 5550(a)(2) and the matter is now closed.

About ENGlobal

ENGlobal Corporation is a provider of innovative engineering project solutions focused on the energy industry. ENGlobal operates through two business segments: Commercial and Government Services. The Commercial segment provides engineering, design, fabrication, construction management and integration of automated control systems. The Government Services segment provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry. Further information about the Company and its businesses is available at www.englobal.com.

For further information, please email IR@englobal.com.

Cautionary Note Regarding Forward Looking Statements

The statements above regarding the Company's expectations, including those relating to its future results, its future operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.